Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

iBio, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-171315 and No. 333-175420) of iBio, Inc. of our report dated September 30, 2013, on our audits of the financial statements of iBio, Inc. as of June 30, 2013 and 2012 and for the years then ended, which report includes an explanatory paragraph relating to iBio, Inc.’s ability to continue as a going concern, included in this Annual Report on Form 10-K.

/s/ CohnReznick LLP

Eatontown, New Jersey
September 30, 2013